Exhibit 99.1

LIN Media LLC (the "Company") reports earnings before interest, taxes, depreciation and amortization, excluding non-recurring charges, restructuring charges, non-cash impairment charges, share-based compensation, loss or gain on sales of assets, and adjusting amortization of program rights to deduct cash paid for programming (“Adjusted EBITDA”), which is a non-GAAP measure. We believe that this measure is useful to investors because it eliminates significant non-cash expenses and non-recurring charges and as a result, allows investors to better understand the Company's performance. Adjusted EBITDA is a non-GAAP financial measure and should be viewed in addition to, and not as an alternative for our reported results. The reconciliation of our (loss) income before income taxes to Adjusted EBITDA is provided below.

	(Preliminary)
	Three Months Ended September 30,
	2014	2013
	(unaudited, in thousands)
(Loss) income before income taxes- U.S. GAAP	$(33,879)	$7,195
Add:
Interest expense	14,209	13,976
Other (income) expense	(768)	2,055
Amortization of program rights	6,972	7,605
Depreciation	10,892	11,429
Amortization of intangible assets	3,788	5,886
Impairment of intangible assets	60,867	—
Restructuring charge	1,084	468
Share-based compensation expense	1,765	2,238
Loss (gain) on sale of other assets	42	(9)
Non-recurring charges	1,830	3,257
Subtract:
Cash payments for programming	6,660	7,922
Adjusted EBITDA - Non-GAAP	$60,142	$46,178